Exhibit 99.1

SANDLER	INVESTMENT BANKING GROUP

0'NEILL

+ PARTNERS

November 11, 2009

Board of Directors

Hampton Roads Bankshares, Inc.
999 Waterside Drive, Suite 200
Norfolk, VA 23510

Ladies and Gentlemen:

You have advised us that Hampton Roads Bankshares, Inc. (the "Company") intends to undertake an exchange offer (the "Exchange Offer") for any and all of the Company's issued and outstanding 8.750% Series A non-cumulative perpetual preferred stock (the "Series A") and 12.000°A Series B non-cumulative perpetual preferred stock (the "Series B"). Each share of Series A and Series B Preferred Stock has a face value and liquidation preference of $1,000 per share ("Liquidation Value"). The Company will exchange that number of shares of Company common stock having a value of $600 for each share of Series A and that number of shares of Company common stock having a value of $800 for each share of Series B that may be tendered in the exchange. These valuations equal 60% and 80%, respectively, of each share's Liquidation Value. The number of shares of common stock issued for each preferred share is referred to as the "Exchange Ratio." The dollar value per share of common stock used in determining the Exchange Ratio will be the volume-weighted average price of one share of common stock for the five days ending on the second business day prior to the expiration of the Exchange Offer. You have requested our opinion as to whether the Exchange Ratio is fair to the Company and the holders of Company Common Stock from a financial point of view.

Sandler O'Neill & Partners, LP., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate finance transactions. In connection with this opinion letter, we have reviewed, among other things (i) the Exchange agreements and documentation; (ii) the terms and conditions of the Series A and Series B; (iii) certain publicly available financial statements and other historical financial information of the Company that we deemed relevant; (iv) certain operating and financial information as provided by the management of the Company relating to the Company, its business and prospects; (v) the publicly reported historical price and trading activity for the Company's common stock, including a comparison of certain financial and stock market information for the Company with similar publicly available information for certain other companies the securities of which are publicly traded; (vi) the current market environment generally and the commercial banking industry environment in particular; and (vii) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered

SANDLER

0'NEILL

+ PARTNERS

relevant. We also discussed with certain members of senior management of the Company the business, financial condition, results of operations and prospects of the Company, including certain liquidity, regulatory and other financial matters impacting the Company, specifically the Company's current tangible common equity ratio. Management has also advised us that the failure of the Company to execute the Exchange could materially and adversely affect the Company's business, financial results and prospects.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company or its representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of management of the Company that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of the Company or any of its subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals.

With respect to prospects of the Company as reviewed with senior management of the Company and used by Sandler O'Neill in its analyses, the Company's management confirmed to us that they reflected the best currently available estimates and judgments of such management with respect thereto and we assumed that such prospective performances would he achieved. We express no opinion as to the prospects of the Company or the assumptions on which they are based. We have also assumed that there has been no material change in the Company's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that the Company will remain as a going concern for all periods relevant to our analyses. We have relied on the legal, accounting and tax advice the Company has received with respect to the legal, accounting and tax matters relating to the Exchange Offer and any other transactions or agreements related thereto.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof.

We will receive a fee for rendering this opinion. The Company has also agreed to indemnify us against certain liabilities arising out of our engagement. This Opinion is directed to the board of directors of the Company in connection with its consideration of the Exchange Offer and only

SANDLER

0'NEILL

+ PARTNERS

addresses the fairness of the Exchange Ratio to the Company and its shareholders from a financial point of view. Our opinion does not address the underlying business decision of the Company to increase the Company's tangible common equity ratio, engage in the Exchange Offer, the impact of the Exchange Offer on the future viability of the Company, the relative merits of the Exchange Offer as compared to any other alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage.

This Opinion has been approved by Sandier O'Neill's fairness opinion committee. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus or in any other document, nor shall this opinion be used for any other purposes, without Sandler O'Neill's prior written consent.

Based upon and subject to the foregoing, it is our opinion that the Exchange Ratio is fair to the Company and its shareholders from a financial point of view.

Very truly yours,